                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information to be Included in Statements Filed Pursuant
           to Rules 13d-1(b) (c) and (d) and Amendments thereto Filed
                            Pursuant to Rule 13d-2(b)

                                (Amendment No. )*

                        STANDARD MICROSYSTEMS CORPORATION
          ------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of class of securities)

                                   853626-10-9
                     ---------------------------------------
                                 (CUSIP number)


                                November 16, 2001
         --------------------------------------------------------------
            (Dates of Events which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed

  [_] Rule 13d-1(b)

  [X] Rule 13d-1(c)

  [_] Rule 13d-1(d)

--------------------------                            ----------------------
  CUSIP NO. 853626-10-9                                Page 2 of 17 Pages
--------------------------
                                                      ----------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             868,882
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          868,882
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      868,882
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON *
12
      IA, CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            ----------------------
  CUSIP NO. 853626-10-9                                Page 3 of 17 Pages
--------------------------
                                                      ----------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management Group Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             868,882
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          868,882
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      868,882
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON *
12
      HC, CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                             ----------------------
  CUSIP No. 853626-10-9                                 Page 4 of 17 Pages
---------------------------                             ----------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      American Opportunity Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             100,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          100,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      100,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                              ----------------------
  CUSIP No. 853626-10-9                                 Page 5 of 17 Pages
 -------------------------                              ----------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      North Atlantic Smaller Companies Investment Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             250,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          250,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      250,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -------------------
  CUSIP No. 853626-10-9                                 Page 6 of 17 Pages
-------------------------                               -------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher Harwood Bernard Mills
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             868,882
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          868,882
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      868,882
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                            ------------------------
  CUSIP No. 863626-10-9                              Page 7 of 17 Pages
-------------------------                            ------------------------

                                  SCHEDULE 12G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trident North Atlantic Fund
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             200,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          200,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      200,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ------------------------
  CUSIP No. 853626-10-9                                    Page 8 of 17 Pages
-------------------------                               ------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Oryx International Growth Fund Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             75,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          75,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      75,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               ------------------------
  CUSIP No. 853626-10-9                                    Page 9 of 17 Pages
-------------------------                               ------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Consulta (Channel Islands) Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             75,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          75,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      75,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G
                            -------------------------

      This Statement on Schedule 13G (the "Statement") is filed on behalf of the parties to the Joint Filing Agreement (the "Filing Parties"), dated as of January 29, 2002 as filed with the Securities and Exchange Commission (the "SEC") pursuant to this Statement.

Item 1(a).   Name of Issuer:
             --------------

      Standard Microsystems Corporation (the "Company")

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

      80 Arkay Drive
      Hauppauge, New York  11788

Item 2(a).   Name of Person Filing.
             ---------------------

      This Statement is filed on behalf of the Filing Parties:

1. J O Hambro Capital Management Group Limited ("J O Hambro Group"), formerly named J O Hambro Capital Management (Holdings) Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Group functions as the ultimate holding company for J O Hambro Capital Management Limited.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

4. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

5. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

6. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management serves as investment adviser to Oryx and Consulta serves as investment manager to Oryx.

7. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager to Oryx.

8. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident is a publicly-held regulated Mutual Fund. Christopher Harwood Bernard Mills serves as a director of Trident and J O Hambro Capital Management serves as an investment adviser to Trident.

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------

      The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).   Citizenship:
             -----------

      England

Item 2(d).   Title of Class of Securities:
             ----------------------------

      Common Stock

Item 2(e).   CUSIP Number:
             ------------

      853626-10-9

Item 3.    If the statement is filed pursuant to Rules 13d-1(b) or
           -------------------------------------------------------
           13d-2(b), check whether the person filing is a:
           ----------------------------------------------

       Not Applicable.

Item 4.    Ownership.
           ---------

       The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                     Number                         Number of
                                                   of Shares:                      Shares: Sole
                                   Aggregate          Sole         Number of         or Shared
                                   Number of        Power to    Shares: Shared       Power to         Approximate
        Filing Party                Shares:           Vote       Power to Vote        Dispose         Percentage*
----------------------------------------------------------------------------------------------------------------------
J O Hambro Group                     868,882             0           868,882           868,882            5.4%

J O Hambro Capital Management        868,882             0           868,882           868,882            5.4%

Christopher H.B. Mills               868,882             0           868,882           868,882            5.4%

American Opportunity Trust           100,000             0           100,000           100,000            0.6%

Oryx                                  75,000             0            75,000            75,000            0.5%

Consulta                              75,000             0            75,000            75,000            0.5%

Trident North Atlantic               200,000             0           200,000           200,000            1.2%

NASCIT                               250,000             0           250,000           250,000            1.6%
----------------------------------------------------------------------------------------------------------------------

       * Based on 16,069,817 shares of Common Stock outstanding as of November 30, 2001, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended November 30, 2001.

Item 5.    Ownership of Five Percent or Less of a Class:
           ---------------------------------------------

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           -----------------------------------------------------------------

       As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

       As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

       As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:
            -------------------------------------------------------------

       Not Applicable.

Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

       See Item 2(a).

Item 9.     Notice of Dissolution of Group:
            ------------------------------

       Not Applicable.

Item 10.    Certification:
            -------------

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 29, 2002

                                       J O HAMBRO CAPITAL MANAGEMENT LIMITED



                                       By: /S/ R.G. Barrett
                                          ------------------------------------
                                       Name:   R.G. Barrett
                                       Title:  Director
                                       Executed on behalf of the parties hereto
                                       pursuant to the Joint Filing Agreement,
                                       as filed herewith.

                             JOINT FILING AGREEMENT

                             JOINT FILING AGREEMENT
                             ----------------------

         The undersigned hereby agree to the Statement on Schedule 13G to be dated January 29, 2002 with respect to the shares of common stock of Standard Microsystems Corporation, and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

         This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: January 29, 2002               J O HAMBRO CAPITAL MANAGEMENT
                                     GROUP LIMITED

                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name:  R.G. Barrett
                                         Title: Director

Date:  January 29, 2002              J O HAMBRO CAPITAL MANAGEMENT
                                     LIMITED

                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name:  R.G. Barrett
                                         Title:  Director

Date:  January 29, 2002              CHRISTOPHER H. B. MILLS


                                     By:  /s/ Christopher H. B. Mills
                                         ---------------------------------------
                                          Name: Christopher H. B. Mills

Date:  January 29, 2002              NORTH ATLANTIC SMALLER COMPANIES
                                     INVESTMENT TRUST PLC

                                     By:  J O Hambro Capital Management Limited,
                                               Its investment advisor


                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name: R.G. Barrett
                                         Title:  Director

   Date:  January 29, 2002           AMERICAN OPPORTUNITY TRUST PLC

                                     By:  J O Hambro Capital Management Limited,
                                                  Its investment advisor

                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name:  R.G. Barrett
                                         Title: Director

   Date:  January 29, 2002           ORYX INTERNATIONAL GROWTH FUND
                                     LIMITED

                                     By:  J O Hambro Capital Management Limited,
                                                Its investment advisor

                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name:  R.G. Barrett
                                         Title: Director

   Date:  January 29, 2002           CONSULTA (CHANNEL ISLANDS) LIMITED


                                     By:  /s/ R J Crowder
                                         ---------------------------------------
                                         Name:  R J Crowder
                                         Title: Director

   Date:  January 29, 2002           THE TRIDENT NORTH ATLANTIC FUND

                                     By:  J O Hambro Capital Management Limited,
                                                Its investment advisor

                                     By:  /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name:  R.G. Barrett
                                         Title: Director